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                     June 4, 2020

       Bradley Yourist
       Chief Executive Officer
       Grapefruit USA, Inc
       10866 Wilshire Boulevard, Suite 225
       Los Angeles, CA 90024

                                                        Re: Grapefruit USA, Inc
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed April 10,
2020
                                                            File No. 000-50099

       Dear Mr. Yourist:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation